Exhibit 99.1

Source: Isolagen, Inc.

FOR IMMEDIATE RELEASE

  MARTIN E. SCHMIEG APPOINTED ISOLAGEN CHIEF FINANCIAL OFFICER

EXTON, PA – April 19, 2005 – Isolagen, Inc. (AMEX: ILE) is pleased to announce the appointment of Martin E. Schmieg as Senior Vice President and Chief Financial Officer for the Company.

Mr. Schmieg has had a distinguished career in public accounting and serving thereafter as chief financial officer in a number of companies in the life sciences industry.  He most recently served as Senior Vice President and Chief Financial Officer of Sirna Therapeutics, Inc.   Prior to Sirna, Mr. Schmieg served as Senior Vice President and Chief Financial Officer at Advanced Bionics Corporation, where he was a key member of the senior management team that successfully concluded the multi-billion dollar sale of the company to Boston Scientific. Mr. Schmieg also served as Executive Vice President of Cytometrics, Inc., and has practiced as a certified public accountant and consultant in various financial and merger and acquisition transactions in the life sciences industry.  Mr. Schmieg is a graduate of La Salle University and has been a guest lecturer at the University of Pennsylvania presenting such topics as “From the Lab to the Market” and “How to Finance a Medical Technology Startup.”

“We are extremely pleased to bring a person of Martin’s caliber and financial experience to Isolagen,” stated Robert J. Bitterman, President and CEO of Isolagen. “He is an accomplished financial executive with a successful background in building life science companies.”

Mr. Schmieg commented on his appointment: “Autologous cellular therapy is a novel process with an enormous potential.  I am very excited to be joining Isolagen and pledge my very best in helping the company reach its highest goals.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process and are directed toward dermatology - facial rejuvenation, gingival disease – gum disease, vocal cord lesions, and wound treatment.  Based on the accumulated experience of the company through its pre-clinical studies, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizing a patient’s own cells creates a safe and effective therapy for facial rejuvenation.  Pre-clinical and clinical studies for future autologous therapies are ongoing.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isogalen’s product candidates are designed to be minimally invasive and nonsurgical.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc., does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: www.isolagen.com.

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Corporate Contact: Robert G. Partridge, Vice President, Global Marketing, Investor Relations, and Communications 1 (484) 875-3099

Investor Relations Contacts: Kate McNeil or John Nesbett 1 (212) 825-3210

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